Exhibit 99.1

For Immediate Release

Aastrom Biosciences Announces Closing of Public Offering of Common Stock and Full Exercise of Underwriters’ Option to Purchase Additional Shares

ANN ARBOR, Mich., September 17, 2014 (GLOBE NEWSWIRE) — Aastrom Biosciences, Inc. (Nasdaq:ASTM), a leading developer of patient-specific expanded cellular therapies for the treatment of severe diseases and conditions, today announced the closing of its previously announced underwritten public offering of 15,784,313 shares of its common stock at a price to the public of $2.55 per share, including  2,058,823 shares sold pursuant to the full exercise of the underwriters’ option to purchase additional shares, resulting in gross proceeds from the offering of approximately $40.3 million before deducting underwriting discounts and commissions and other estimated offering expenses.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as sole book-running manager for the offering.

A registration statement on Form S-1 relating to these securities was declared effective by the Securities and Exchange Commission on September 10, 2014. A final prospectus relating to and describing the terms of the offering was filed with the SEC on September 11, 2014 and is available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus may also be obtained from Ladenburg Thalmann & Co. Inc., 58 South Service Road, Suite 160, Melville, NY, Attention: George Mangione, (631) 270-1611 or gmangione@ladenburg.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of common stock of Aastrom Biosciences, Inc., nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About Aastrom Biosciences

Aastrom Biosciences is a leader in developing patient-specific expanded cellular therapies for use in the treatment of patients with severe diseases and conditions. Aastrom markets two autologous cell therapy products in the United States for the treatment of cartilage repair and skin replacement. Aastrom is also developing MACI™, a third-generation autologous chondrocyte implant for the treatment of cartilage defects in the knee, and ixmyelocel-T, a patient-specific multicellular therapy for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.

This document contains forward-looking statements, including, without limitation, statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products and growth in revenues, intended product development, clinical activity timing, and objectives and expectations regarding the business opportunity described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, clinical trial and product development activities, regulatory approval requirements, the availability and allocation of resources among different potential uses, estimating the commercial potential of our products and product candidates and growth in revenues, market demand for our products, our ability to supply or meet customer demand for our products, and other risks and uncertainties related to the anticipated use of proceeds from the offering. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (“SEC”) on March 13, 2014, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

CONTACT:	Media contact:

David Salisbury

Berry & Company

dsalisbury@berrypr.com

(212) 253-8881

Investor contact:

Chad Rubin

The Trout Group

crubin@troutgroup.com

(646) 378-2947

Aastrom Biosciences

Domino’s Farms, Lobby K

24 Frank Lloyd Wright Drive

Ann Arbor, MI 48105

(734) 418–4400                                                        Fax:(734) 665–0485

www.aastrom.com